Exhibit 99.1

Bank of the James Announces Third Quarter, Nine Month 2015 Financial Results

Earnings and Loan Growth, Increased Assets Mark Record Quarter

LYNCHBURG, VA—October 20, 2015 - Bank of the James Financial Group, Inc. (BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Lynchburg, Charlottesville, Harrisonburg, Roanoke and other markets in Virginia, today announced unaudited results for the three months and nine months ended September 30, 2015.

Highlights

•	Net income for the three months ended September 30, 2015 was $983,000 or $0.29 per diluted share compared with $914,000, or $0.27 per diluted share for the three months ended September 30, 2014.

•	For the nine months ended September 30, 2015, net income rose 16.5% to $2.87 million or $0.85 per diluted share compared with $2.46 million or $0.73 per diluted share for the nine months ended September 30, 2014.

•	Net income for the three and nine months ended September 30, 2015 represented company records for the respective periods.

•	Net interest income in the three month and nine month periods of 2015 increased 8.2% and 7.3%, respectively, compared to the same periods in 2014, driven primarily by commercial loan growth.

•	Noninterest income in the third quarter of 2015 rose 29.0% compared with the third quarter of 2014, primarily reflecting growth in fees generated by residential purchase mortgage originations.

•	Total loans (including loans held for sale), net of allowance for loan losses, rose to a record $430.67 million at September 30, 2015, reflecting contributions from commercial lending, construction lending and consumer lines of credit.

•	Total assets increased to a record $507.62 million at September 30, 2015.

•	Total deposits were $458.66 million, up 14.8% since December 31, 2014, with growth partially reflecting the company’s success in attracting deposits linked to lending relationships.

•	Total stockholders’ equity increased more than 11% from a year ago, and the company’s book value per share rose to $11.02 at September 30, 2015 from $9.94 at September 30, 2014 and $10.31 at December 31, 2014.

•	Bank of the James Financial Group, Inc. was selected as a member of the prestigious Sandler O’Neill + Partners’ 2015 “Sm-All Star” class recognizing the nation’s 34 top-performing banks and thrifts from among the 435 publicly traded institutions having a market capitalization of less than $2.5 billion. The selection criteria placed the company among the top 8% of institutions in this category. Bank of the James was recently named as one of the nation’s top 200 performing community banks by American Banker.

Robert R. Chapman III, President and CEO, commented: “This was yet another solid performance for our company, and the $14 million in quarterly loan growth was the best in our 16 year history. We believe the bank is delivering on its goal to provide personalized community bank service and customized financial solutions, coupled with superior electronic and mobile banking capabilities. We are giving retail and business clients a combination of responsive service and banking convenience.

“We believe that our attention to credit and risk management has enabled the company to grow, while maintaining the highest standards for asset quality. Throughout our organization, our team members have been delivering exceptional results, enabling Bank of the James to retain our valued customers and win new clients.”

Third Quarter 2015: Growth, Margin Strength

Net income for the three months ended September 30, 2015 was $983,000 or $0.29 per diluted share compared with $914,000 or $0.27 per diluted share for the quarter ended September 30, 2014, reflecting increased net interest income and increased mortgage origination fee income. With increased lending activity, total interest income rose 9.9% to $5.20 million in third quarter 2015 compared with $4.73 million in third quarter 2014. Interest expense increased 22.0% in third quarter 2015 compared with third quarter 2014, mostly due to increased time deposits.

Net interest income grew 8.2% to $4.50 million for the three months ended September 30, 2015 compared with $4.15 million for the three months ended September 30, 2014. The company’s provision for loan losses was $120,000 compared with no provision a year ago, consistent with increased lending activity.

The company’s net interest margin was 3.76% and net interest spread was 3.59% for the three months ended September 30, 2015, slightly lower than the margin and spread the company reported a year previously.

J. Todd Scruggs, CFO, commented: “Although intense competition for business and the prevailing low interest rate environment has placed considerable pressure on margins, we feel the value we offer and our commitment to the communities we serve has helped transcend mere rate-shopping. This has supported our margin during a period when many banks have experienced significant margin erosion.”

Noninterest income from fees, service charges and commissions, including fees from residential mortgage originations and the bank’s line of treasury management services for commercial customers, was $1.20 million in third quarter 2015, up from $929,000 in third quarter 2014. Quarterly mortgage fee income, primarily reflecting increased residential purchase mortgage originations, was up 20.3% year-over-year.

Noninterest expense for the three months ended September 30, 2015, was $4.12 million, up from $3.74 million a year earlier, primarily reflecting modest annual increases in compensation and benefits expense, which included staffing of a new full-service banking facility in Harrisonburg, Virginia along with an increase in variable compensation paid as a result of the increase in mortgage origination loans.

Chapman stated: “The productivity of our investments and hiring to expand the bank’s presence into the Charlottesville and Harrisonburg markets has exceeded expectations. By offering personalized community service and a slate of options for electronic banking services, we have been able to leverage the value of our physical facilities to cost-effectively build our business in these markets.

“Our Region 2000 operations are performing very well. We are pleased with the mortgage lending activity in our Roanoke office. Charlottesville, where we have expanded to include deposit business, has been an exciting and welcoming market for us, and our performance has consistently exceeded our expectations. Our full service branch in Harrisonburg, which currently has a grand opening event scheduled for October 29, is already generating loans and building client relationships.

“Much of the credit for our success goes to the outstanding teams serving these markets. They have excellent relationships with the community, understand the specific needs of the market, and have the capabilities and resources to follow through with prompt, responsive solutions.”

Nine Months 2015 Operational Overview

Net income for the nine months ended September 30, 2015 was $2.87 million or $0.85 per diluted share — a company record for nine months’ earnings — compared with $2.46 million or $0.73 per diluted share for the nine months ended September 30, 2014.

Total interest income, driven by growth in loans, increased 8.2% to $15.01 million from $13.88 million for the nine months ended September 30, 2014. Net interest income increased 7.3% to $13.01 million for the nine months ended September 30, 2015 compared with $12.13 million for the nine months ended September 30, 2014. The company’s provision for loan losses of $277,000 in the nine months of 2015 versus $55,000 in the nine months of 2014 primarily reflected appropriate reserving based on increased lending.

Noninterest income was $3.22 million for the nine months of 2015 compared with $2.60 million for the nine months of 2014. The primary contributor to growth was fee income from purchase mortgage originations, which increased 45% to $1.76 million in the nine months of 2015 compared with $1.21 million in the nine months of 2014.

“The steady recovery of the housing market, which economic indicators show has returned to pre-recession levels, and expanded mortgage lending activity in Roanoke and Appomattox, Virginia have contributed to our longstanding leadership as a mortgage lender,” said Chapman. “Many of the largest lenders have de-emphasized residential mortgage lending as being unprofitable, leaving us with a significant opportunity to be a lender of choice. Our efficient lending process, developed over many years of operation, enables us to profitably handle mortgage lending. We are delighted to win more business in this sector, which enhances our earnings and provides a valuable service to the communities we serve.”

Noninterest expense was $11.73 million for the nine months ended September 30, 2015 compared with $11.11 million for the nine months ended September 30, 2014. Salaries and employee benefits increased, primarily related to increased staffing at the company’s Charlottesville and Harrisonburg locations.

Third Quarter, Nine Months 2015 Balance Sheet Review

Loans (including loans held for sale), net of allowance for loan losses, increased to $430.67 million at September 30, 2015, up from $395.60 million at December 31, 2014 and a 14.7% increase from $375.39 million at September 30, 2014.

Commercial loan balances rose to $73.15 million at September 30, 2015, up 12.5% compared with totals a year earlier. Non-owner occupied real estate (primarily commercial real estate) balances were up 10.3% year-over year, reflecting a consistent double-digit growth trend in commercial real estate lending, driven by steady demand in Region 2000 and contributions from the company’s Charlottesville operations.

During the third quarter, the company added new client relationships, many of which included linked deposits and treasury management services. “Our ability to offer an array of electronic treasury management capabilities and support for clients’ day-to-day financing requirements has enabled us to build relationships in which our bank plays a critical role,” Chapman explained. “Helping our commercial clients seamlessly and effectively manage their financial requirements is critical to building and maintaining strong, long-lasting relationships.”

Loans for construction of 1-4 family and commercial properties increased 26.0% year-over year, to $15.09 million from $12.01 million. Chapman noted the majority of the lending activity has been related to new home construction, and expansion of the area’s colleges and universities.

Owner occupied real estate loans (primarily residential 1-4 family mortgages) increased 13.5% to $128.09 million at September 30, 2015, up from $112.90 million a year ago. While retaining a portion of mortgage loans with fixed rates of five years or less, the company continues to sell substantially all of its longer-term, fixed rate mortgages at or prior to closing.

Total deposits at September 30, 2015 increased to a company record $458.66 million, continuing the company’s consistent deposit growth, and were up from $399.50 million at December 31, 2014 and $398.83 million a year earlier.

Total assets were $507.62 million at September 30, 2015, a 10.1% increase from assets at December 31, 2014 and up from $451.69 million at September 30, 2014. The company grew its balance sheet while maintaining strong asset quality metrics. At September 30, 2015, the ratio of nonperforming loans to total loans was 0.37%.

The dollar amount of total nonperforming loans decreased to $1.59 million at September 30, 2015, compared with $3.51 million at December 31, 2014. This decline partially reflected moving certain assets, including a $1.2 million non-accrual asset moved to OREO earlier this year. OREO was $2.27 million at September 30, 2015 compared with $956,000 at December 31, 2014. A $275,000 foreclosure moved from non-performing status to OREO in recent months is currently under contract. The Bank’s allowance for loan losses to nonperforming assets exceeded 297% at September 30, 2015. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well capitalized institution.

Measures of shareholder value were stable year-over-year, with return on average assets (ROAA) and return on average equity (ROAE) of 0.79% and 10.64%, respectively, for the quarter ended September 30, 2015.

Outlook and Recognition

“We expect that the solid pipeline of commercial and retail loans, promising new customer relationships, efficient centralized operations to support our larger geographic footprint, and solid credit quality, the final quarter of 2015 should contribute to a record financial year for the company,” said Chapman. “We look to generate the level of financial performance and increased shareholder value that has earned recognition.”

On October 11, Bank of the James was announced as one of 34 financial institutions on Sandler O’Neill + Partners’ 2015 “Sm-All Stars.” Companies on the list were selected from 435 banks and thrifts based on various financial screening criteria, including growth, profitability, credit quality and capital strength. In May, Bank of the James was named by American Banker as one of the top 200 U.S.-based community banks. The ranking was based upon the three-year average Return on Equity for the years 2012, 2013 and 2014, and analyzed all exchange-traded banks and thrifts with less than $2 billion in total assets based on capital strength.

“We believe that we are executing a strategy to grow all sectors of our business, carefully manage our business, and deliver value to our shareholders,” Chapman concluded.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke and other markets in Virginia. The bank operates nine full service locations, one limited service branch, two loan production offices, and an investment services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Sep 30, 2015	Three months ending Sep 30, 2014	Change	Year to date Sep 30, 2015	Year to date Sep 30, 2014	Change
Interest income	$5,195	$4,726	9.92%	$15,012	$13,881	8.15%
Interest expense	704	577	22.01%	2,001	1,755	14.02%
Net interest income	4,491	4,149	8.24%	13,011	12,126	7.30%
Provision for loan losses	120	—	N/A	277	55	403.64%
Noninterest income	1,198	929	28.96%	3,223	2,603	23.82%
Noninterest expense	4,118	3,739	10.14%	11,733	11,105	5.66%
Income taxes	468	425	10.12%	1,357	1,107	22.58%
Net income	983	914	7.55%	2,867	2,462	16.45%
Weighted average shares outstanding - diluted	3,371,616	3,364,874	0.20%	3,371,616	3,364,874	0.20%
Basic net income per share	$0.29	$0.27	$0.02	$0.85	$0.73	$0.12
Fully diluted net income per share	$0.29	$0.27	$0.02	$0.85	$0.73	$0.12

Balance Sheet at period end:	Sep 30, 2015	Dec 31, 2014	Change	Sep 30, 2014	Dec 31, 2013	Change
Loans, net	$426,850	$394,573	8.18%	$373,390	$339,994	9.82%
Loans held for sale	3,823	1,030	271.17%	2,003	1,921	4.27%
Total securities	35,645	26,923	32.40%	36,470	49,628	-26.51%
Total deposits	458,656	399,497	14.81%	398,831	387,398	2.95%
Stockholders’ equity	37,158	34,776	6.85%	33,436	29,772	12.31%
Total assets	507,615	460,865	10.14%	451,686	434,511	3.95%
Shares outstanding	3,371,616	3,371,616	—	3,364,874	3,364,874	—
Book value per share	$11.02	$10.31	0.71	$9.94	$8.85	$1.09

Daily averages:	Three months ending Sep 30, 2015	Three months ending Sep 30, 2014	Change	Year to date Sep 30, 2015	Year to date Sep 30, 2014	Change
Loans, net	$419,359	$365,895	14.61%	$407,660	$354,055	15.14%
Loans held for sale	3,009	2,198	36.90%	2,263	1,463	54.68%
Total securities	34,726	38,033	-8.70%	30,862	44,785	-31.09%
Total deposits	446,823	405,470	10.20%	439,301	400,501	9.69%
Stockholders’ equity	36,644	33,516	9.33%	36,028	32,845	9.69%
Interest earning assets	473,971	415,097	14.18%	459,419	409,277	12.25%
Interest bearing liabilities	366,736	340,297	7.77%	369,058	339,449	8.72%
Total assets	494,023	452,748	9.12%	489,125	447,038	9.41%

Financial Ratios:	Three months ending Sep 30, 2015	Three months ending Sep 30, 2014	Change	Year to date Sep 30, 2015	Year to date Sep 30, 2014	Change
Return on average assets	0.79%	0.80%	(0.01)	0.78%	0.74%	0.04
Return on average equity	10.64%	10.82%	(0.18)	10.64%	10.02%	0.62
Net interest margin	3.76%	3.97%	(0.21)	3.79%	3.98%	(0.19)
Efficiency ratio	72.39%	73.63%	(1.24)	72.27%	75.40%	(3.13)
Average equity to average assets	7.42%	7.40%	0.02	7.37%	7.35%	0.02

Allowance for loan losses:	Three months ending Sep 30, 2015	Three months ending Sep 30, 2014	Change	Year to date Sep 30, 2015	Year to date Sep 30, 2014	Change
Beginning balance	$4,586	$5,177	-11.42%	$4,790	$5,186	-7.64%
Provision for losses	120	—	N/A	277	55	403.64%
Charge-offs	(29)	(326)	-91.10%	(489)	(427)	14.52%
Recoveries	71	22	222.73%	170	59	188.14%
Ending balance	4,748	4,873	-2.57%	4,748	4,873	-2.57%

Nonperforming assets:	Sep 30, 2015	Dec 31, 2014	Change	Sep 30, 2014	Dec 31, 2013	Change
Total nonperforming loans	$1,594	$3,505	-54.52%	$3,263	$3,066	6.43%
Other real estate owned	2,265	956	136.92%	1,160	1,451	-20.06%
Total nonperforming assets	3,859	4,461	-13.49%	4,423	4,517	-2.08%
Troubled debt restructurings - (performing portion)	843	376	124.20%	556	564	-1.42%

Asset quality ratios:	Sep 30, 2015	Dec 31, 2014	Change	Sep 30, 2014	Dec 31, 2013	Change
Nonperforming loans to total loans	0.37%	0.88%	(0.51)	0.86%	0.88%	(0.02)
Allowance for loan losses to total loans	1.10%	1.20%	(0.10)	1.29%	1.50%	(0.21)
Allowance for loan losses to nonperforming loans	297.87%	136.66%	161.21	149.34%	169.15%	(19.80)